Exhibit 3.679
CERTIFICATE OF INCORPORATION
OF
NEWCO WASTE SYSTEMS OF NEW JERSEY, INC.
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To:	The Secretary of State
State of New Jersey
     THE UNDERSIGNED, of the age of eighteen years or over, for the purpose of forming a corporation pursuant to the provisions of Title 14A, Corporations, General, of the New Jersey Statutes, do hereby execute the following Certificate of Incorporation:
     FIRST: The name of the corporation is NEWCO WASTE SYSTEMS OF NEW JERSEY, INC.
     SECOND: The purpose .or purposes for which the corporation is organized are:
     To engage in any activity within the lawful business purposes for which corporations may be organized under the New Jersey Business Corporation Act.
     To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.
     To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.
     To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.
     To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action, and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.
     To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.
     To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation’s property and assets, or any interest therein, wherever situated.
     In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by Title 14A, Corporations, General, Revised

Statutes of New Jersey, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do, and in any part of the world.
     The foregoing clauses shall be construed both as objects and powers and, except where otherwise expressed, such objects and powers shall be in nowise limited or restricted by reference to or inference from the terms of any other clause in this certificate of incorporation, but the objects and powers so specified shall be regarded as independent objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the corporation.
     THIRD: The aggregate number of shares which the corporation shall have authority to issue is two thousand five hundred (2,500) shares without par value.
     FOURTH: The address of the corporation’s initial registered office is 28 West State Street, Trenton, New Jersey 08608, and the name of the corporation’s initial registered agent at such address is The Corporation Trust Company.

     FIFTH: The number of directors constituting the initial board of directors shall be three (3); and the names and addresses of the directors are as follows:

NAMES	ADDRESSES
BRIAN F. SWARTZENBERG	393 Glengrove Drive
Youngstown, NY 14174

ROGER C. BENNETT	3495 Calvano Drive
Grand Island, NY 14072

KARL BURGIN	309 Willow Ridge
Tonawanda, NY 1415 0
     SIXTH: The names and addresses of the incorporators are as follows:

NAMES	ADDRESSES
CHARLES W. MEYER	16 33 Broadway
New York, NY 10019

RICHARD P. BOROVOY	1633 Broadway
New York, NY 10019

JOAN BRUNSON	1633 Broadway
New York, NY 10019
     IN WITNESS WHEREOF, we, the incorporators of the above named corporation, have hereunto signed this Certificate of Incorporation on the 7th day of July, 1982.

CHARLES W. MEYER
Charles W. Meyer

RICHARD P. BOROVOY
Richard P. Borovoy

JOAN BRUNSON
Joan Brunson